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Exhibit 99

[Orient-Express Hotels News Release]

Contact:	William W. Galvin Tel: 203/618-9800 Patricia Harper Orient-Express Hotels Inc. Tel: 212/302-5055

ORIENT-EXPRESS HOTELS ANNOUNCES THIRD QUARTER AND NINE MONTHS RESULTS; DECLARES FIRST CASH DIVIDEND; SIGNS LETTER OF INTENT FOR ACQUISITION OF HOTEL GROUP.

        Hamilton, Bermuda, November 11, 2003 (4:30 p.m. EST)    Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owner of 39 deluxe hotel, restaurant, tourist train and river cruise properties in 17 countries, today announced its results for the third quarter and nine months ended September 30, 2003.

        Net earnings for the quarter were $8.2 million ($0.27 per common share) on revenue of $91.1 million, compared with net earnings of $9.1 million ($0.30 per common share) on revenue of $83.1 million in the third quarter of 2002. For the nine months net earnings were $15 million ($0.49 per common share) on revenue of $244.6 million, compared with net earnings of $21.1 million ($0.69 per common share) on revenue of $215.9 million in the first nine months of 2002.

        Mr. James B. Sherwood, Chairman, said that third quarter results were adversely impacted by Hurricane Isabel in September which caused heavy cancellations at Charleston Place in Charleston, S.C., The Inn at Perry Cabin in St. Michael's, Maryland and Keswick Hall in Charlottesville, Virginia. "Had it not been for this hurricane Orient-Express Hotels would have achieved third quarter earnings on a par with those in the third quarter of 2002," he said.

        Mr. Sherwood said that the new La Cabaña restaurant in Buenos Aires held its official opening on October 16th with a gala black tie party attended by many of Argentina's most distinguished residents. La Cabaña originally opened in 1933 and is the most famous restaurant in Argentina. It ceased operations in the 1990s and the name and contents were acquired by Orient-Express Hotels, a new location was purchased in the most fashionable district of Buenos Aires and the restaurant was reconstructed at reasonable cost after the collapse of the peso. Buenos Aires had 1.9 million visitors in 2002 and should achieve 3 million in 2003 and possibly 4 million in 2004. In addition to the main à la carte restaurant there are four banqueting rooms and an outdoor terrace offering a total of 200 covers.

        Mr. Sherwood announced that the board has decided to implement a program of quarterly cash dividends. Until now the company has not paid dividends since its initial public offering in August, 2000. The initial quarterly dividend has been set at 2.5 cents per common share. "Although it was fashionable during the last stock market "bubble" to reinvest all cash in the business for earnings growth, the new low U.S. tax rate on dividends and the fact that our competitors pay cash dividends have convinced the board it is time to commence a cash dividend payout to shareholders," Mr. Sherwood said. The first quarterly dividend will be paid on January 20, 2004 to shareholders of record January 5, 2004.

        Mr. Sherwood indicated that planning issues at the company's Hotel Caruso property in Ravello, Italy are finally being resolved and construction will shortly recommence. The hotel is expected to open in the spring of 2005.

        He also indicated that the company has signed a letter of intent which should lead to the acquisition of a group of unique hotel properties. Completion of the transaction is planned before year end. The confidentiality agreement signed with vendors prohibits disclosure until a binding contract is executed.

        Mr. Sherwood said that worldwide tourism and local conference and banqueting markets are holding up well, while international business travel is still weak. He said that Orient-Express Hotels is less reliant on international business travel than many other operators in the luxury market.

        On November 6th the company announced it had sold the Quinta do Lago Hotel in the Algarve, Portugal for strategic reasons and would report a significant gain in the fourth quarter. The price achieved was 16 times current year EBITDA. It also announced it had filed a registration statement for the sale of 3 million Class A common shares. The proceeds of these sales will be used primarily to fund acquisitions and expansion. "A number of interesting opportunities for investment are currently available and there are several important improvements to existing properties which will need funding additional to mortgage finance," he said.

        Mr. Simon M.C. Sherwood, President, said that average daily room rate of owned hotels in U.S. dollars was up 19% in the third quarter to $382 from $321 in the year earlier period. Same store RevPAR in U.S. dollars was up 9% to $212 from $194 in the year earlier period.

        He reviewed performance by region as follows:

        Europe.    EBITDA of owned hotels in Europe was $19 million in the third quarter compared with $16.6 million in the year earlier period. Italy and Spain were very strong, Portugal and France were weak and the U.K. was flat. Interestingly, there was a large increase in affluent Russian guests which helped to offset weaker demand from the U.S.

        North America.    EBITDA for the third quarter of owned hotels in North America was close to breakeven, slightly up on the year earlier period. This is low season for the company's Caribbean hotels and New Orleans because of the heat.

        Southern Africa.    EBITDA was close to breakeven in the third quarter, about $0.7 million worse than the year earlier period. The paucity of American tourists to African game reserves reduced earnings at the company's Botswana game lodges.

        South America.    EBITDA of owned hotels was $1 million compared with $1.5 million in the year earlier period, however, joint venture hotels and PeruRail results fully compensated for the decline so taken together the results were flat.

        South Pacific.    EBITDA for the third quarter was breakeven, down $0.8 million from the year earlier period. Major works are being undertaken at the Lilianfels and Bora Bora properties.

        Hotel management and part ownership.    Income was $3 million in the third quarter compared with $2.8 million in the year earlier period. Weakness in Charleston caused by the hurricane was more than offset by the Hotel Ritz in Madrid and Peruvian hotels.

        Restaurants.    EBITDA from restaurants in the third quarter was a loss of $0.5 million, a $0.2 million improvement over the prior year period. Both '21' Club and Harry's Bar are closed for part of the third quarter each year.

        Tourist trains and river cruises.    EBITDA in the third quarter was $1.9 million compared with $2.5 million in the year earlier period. Fewer Americans travelling on the Venice Simplon-Orient-Express were largely responsible for the decline. This was part of the general shunning of France by Americans which occurred this year due to French policy with respect to the Iraq war.

        Simon Sherwood indicated that depreciation in the third quarter had increased by $1.6 million over the prior year period, taxes were $0.2 million higher and finance costs were $0.7 million lower.

        "Revenue in the third quarter showed a healthy 10% increase over the prior year period from $83.1 million to $91.3 million but much of this increase was exchange rate related and was accompanied by corresponding cost increases. EBITDA was up 1% but larger depreciation and tax charges resulted in a 10% decline in net earnings. I think it is important to note that we have made a material increase in capacity this year which will translate into improved profits when that capacity is filled," he concluded.

*            *            *            *             *

        Management believes that EBITDA (earnings before interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial measure commonly used in the hotel and leisure industry. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response (including the recent Iraqi war and its aftermath), the unknown effects on those markets if a SARS epidemic recurs, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and changes in construction schedules for expansion projects, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

*            *            *            *             *

        Orient-Express Hotels will conduct a conference call on Wednesday, November 12, 2003 at 10.00 AM (EST) which is accessible at 212-896-6111. A re-play of the conference call will be available until 5.00 PM (EST) Friday, November 21, 2003 and can be accessed by calling 800-633-8284 (International dial-in #: 402 977 9140) and entering reservation number 21164445. A re-play will also be available on the company's website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended September 30, 2003

SUMMARY OF OPERATING RESULTS

	Three months ended September 30
$'000
	2003	2002
Revenue
Owned hotels
—Europe	45,666	39,582
—North America	12,924	12,162
—Rest of World	13,212	12,997
Hotel management & part ownership interests	2,988	2,839
Restaurants	2,567	2,176
Trains & Cruises	13,776	13,332

Total revenue	91,133	83,088

Operating Profits
Owned hotels
—Europe	19,048	16,571
—North America	(117)	(279)
—Rest of World	869	2,816
Hotel management & part ownership interests	2,988	2,839
Restaurants	(487)	(679)
Trains & Cruises	1,899	2,547
Central overheads	(3,126)	(2,919)

EBITDA	21,074	20,896
Depreciation & Amortization	(6,736)	(5,105)
Interest	(4,600)	(5,315)

Earnings before Tax	9,738	10,476
Tax	(1,558)	(1,363)

Net earnings on common shares	8,180	9,113

Earnings per common share	0.27	0.30

Number of shares—millions	30.80	30.80

ORIENT-EXPRESS HOTELS LTD

Three Months ended September 30, 2003

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,
	2003	2002
Average Daily Rate (in dollars)
Europe	581	455
North America	253	249
Rest of World	211	191
Worldwide	382	321
Rooms Sold (thousands)
Europe	49	54
North America	30	28
Rest of World	35	41
Worldwide	114	123
RevPar (in dollars)
Europe	390	336
North America	151	147
Rest of World	88	95
Worldwide	210	194
			Change %
			Dollars	Local Curency
Same Store RevPAR (in dollars)
Europe	389	335	16%	-1%
North America	142	137	4%	4%
Rest of World	88	95	-7%	-21%
Worldwide	212	194	9%	-5%

ORIENT-EXPRESS HOTELS LTD

Nine Months ended September 30, 2003

SUMMARY OF OPERATING RESULTS

	Nine months ended September 30
$'000
	2003	2002
Revenue
Owned hotels
—Europe	96,637	80,985
—North America	49,778	42,928
—Rest of World	43,256	39,397
Hotel management & part ownership interests	10,010	8,883
Restaurants	10,757	11,725
Trains & Cruises	34,171	31,934

Total revenue	244,609	215,852

Operating Profits
Owned hotels
—Europe	30,875	27,446
—North America	8,829	8,777
—Rest of World	6,363	9,193
Hotel management & part ownership interests	10,010	8,883
Restaurants	660	1,637
Trains & Cruises	3,117	5,503
Central overheads	(9,029)	(8,057)

EBITDA	50,825	53,382
Depreciation & Amortization	(18,679)	(14,355)
Interest	(14,300)	(14,682)

Earnings before Tax	17,846	24,345
Tax	(2,855)	(3,228)

Net earnings on common shares	14,991	21,117

Earnings per common share	0.49	0.69

Number of shares—millions	30.80	30.80

ORIENT-EXPRESS HOTELS LTD

Nine Months ended September 30, 2003

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30,
	2003	2002
Average Daily Rate (in dollars)
Europe	495	380
North America	313	310
Rest of World	223	182
Worldwide	346	289
Rooms Sold (thousands)
Europe	117	128
North America	99	88
Rest of World	114	129
Worldwide	330	345
RevPar (in dollars)
Europe	294	259
North America	205	204
Rest of World	100	93
Worldwide	189	174
			Change %
			Dollars	Local Curency
Same Store RevPAR (in dollars)
Europe	297	258	15%	-4%
North America	203	205	-1%	-1%
Rest of World	100	93	7%	-8%
Worldwide	187	172	8%	-5%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$'000	September 30 2003	December 31 2002
Assets
Cash	$53,452	$37,860
Accounts receivable	57,561	46,234
Prepaid expenses and other	11,392	9,090
Inventories	26,205	22,838

Total current assets	148,610	116,022
Real estate and other fixed assets, net book value	827,140	757,402
Investments	138,124	85,159
Intangible assets	29,529	29,529
Other assets	11,667	10,420

	$1,155,070	$998,532

Liabilities and Shareholders' Equity
Working capital facilities	$33,530	$23,800
Accounts payable	23,748	20,271
Accrued liabilities	56,997	46,831
Deferred revenue	18,076	15,107
Current portion of long-term debt and capital leases	68,197	37,243

Total current liabilities	200,548	143,252
Long-term debt and obligations under capital leases	499,750	421,773
Deferred income taxes	4,010	3,330
Minority interest	3,891	3,695
Shareholders' equity	446,871	426,482

	$1,155,070	$998,532

QuickLinks

  Exhibit 99
[Orient-Express Hotels News Release]
ORIENT-EXPRESS HOTELS LTD Three Months ended September 30, 2003 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Three Months ended September 30, 2003 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPRESS HOTELS LTD Nine Months ended September 30, 2003 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Nine Months ended September 30, 2003 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPESS HOTELS LTD CONSOLIDATED AND CONDENSED BALANCE SHEETS